EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for September 2010

WHITE PLAINS, N.Y., Sept. 15, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its September newsletter today.

The M&A wave is here

We are finally seeing the wave of M&A transactions that we have been anticipating. In addition to our recent investment closings, discussed below, our pipeline has been at an all-time high over the last several weeks. The pipeline is composed of our primary product - one-stop, first lien, private equity sponsored transactions.

We believe the surge in M&A activity is being driven by a number of factors, including private equity firms having capital to invest with limited time to deploy it. Sellers are motivated by the anticipated increase in tax rates.   The economy as a whole appears to be stabilizing and lenders are returning to the markets.

Solid transactions usually have multiple interested lending sources. Banks as well as alternative financing sources are searching for good deals.   However, as the supply of transactions has recently increased, some larger players are moving away from the lower middle market in search of stable middle market to upper middle market transactions. This shift is having the effect of improved pricing for under $10 million EBITDA transactions.

Fifth Street originates $105.4 million of investments for the quarter to date

For the fourth fiscal quarter to date, we closed $105.4 million of first lien loans. Of these deals, $79.8 million were funded at close, 66% of which have floating rates, with the balance consisting of unfunded commitments. The investments were primarily across four new deals. Net of one exit so far in the quarter, originations are at $97.5 million.

The $105.4 million of closed transactions thus far this quarter, combined with our strong pipeline, continues to make us confident that Fifth Street can support stable distributions to its shareholders and that the shortfall in earnings this quarter will be a one quarter event.

We are currently drawn on $73 million of SBA leverage that we expect will become fixed later this month. With the 10-year Treasury note currently yielding less than 3%, our SBIC subsidiary should be able to take advantage of a very attractive fixed interest rate for the next 10 years. We remain hopeful that the SBA will soon approve our ability to access the remainder of the $150 million of leverage through our SBIC subsidiary.

With market interest rates at historic lows, we are planning for an eventual increase in interest rates. We are mitigating this risk in several ways.   As previously noted, we anticipate our SBA debt will be fixed for 10 years at an attractive interest rate. On the investing side, we have increased the amount of floating rate loans in our portfolio to approximately 30%, all of which have LIBOR floors. Lastly, we entered into a 3-year LIBOR swap with a notional amount of $100 million, locking in one month LIBOR of 0.99%.

Our debt investment in Storyteller Theatres Corporation was recently refinanced and we received an additional fee upon the prepayment of the loan. One of the catalysts for BDC earnings is realizations.   As we continue to employ a conservative accounting approach by capitalizing our points received at closing rather than taking them directly into income as structuring fees, we recognize this income over time. This deferred revenue is reported in our financial statements as unearned income. For example, in our June 30, 2010 10-Q, we reported $10.1 million of unearned income, which will be recognized in future periods as deals are refinanced. We expect the volume of refinancings to rise in the coming year.

We have growing enthusiasm that our thesis of a strong December 31, 2010 quarter remains intact and we believe that Fifth Street is well-positioned for the arrival of the M&A wave.   We appreciate the trust that you have placed in us and look forward to continuing to deliver strong results.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors.  Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com